Exhibit 10.25

BIOLOGICS AGREEMENT

This BIOLOGICS AGREEMENT, dated as of January 29, 2016 (this “Agreement”), is made by and among Patheon Holdings Coöperatief U.A., a Dutch cooperative with excluded liability (the “Company”), JLL Patheon Co-Investment Fund, L.P., a Cayman Islands exempted limited partnership (“JLL”), Koninklijke DSM N.V., a corporation organized under the laws of The Netherlands (“DSM”), and JLL/DSM Patheon Holdings, L.P., a Cayman Islands exempted limited partnership (the “Partnership”).

W I T N E S S E T H:

WHEREAS, the Company operates a biologics business which includes providing manufacturing technology and services and licensing services to the bio pharmaceutical industry which is comprised of the DSM Biologics business unit of DSM Pharmaceutical Products, Inc., acquired pursuant to that certain Contribution Agreement, dated as of November 18, 2013, amended as of March 11, 2014, by and among JLL, DSM and the Partnership (the “Contribution Agreement”), and Gallus BioPharmaceuticals, LLC, a Delaware limited liability company and its subsidiaries (such business, collectively, as operated as of the date hereof, the “Biologics Business”); and

WHEREAS, pursuant to Section 1.3 of the Contribution Agreement, upon closing of the transactions contemplated thereby, the Company assumed and agreed to pay, discharge and perform when due, certain liabilities including an earnout with respect to the DSM Biologics business unit contemplated by Section 2.4 of the Contribution Agreement; and

WHEREAS, for the avoidance of doubt, the parties wish to clarify and memorialize certain agreements in respect of the Biologics Business and the payment of any earnout in connection therewith.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.01           Biologics Earnout.

(a)           Earnout Determination. Promptly following the completion of its audited financial statements for the Company’s 2020 fiscal year, the Company shall prepare and deliver to DSM a reasonably detailed statement (the “Earnout Statement”) setting forth its good faith calculation of the Adjusted EBITDA attributable to the Biologics Business (the “Biologics Earnout EBITDA”), determined in accordance with the calculation of Adjusted EBITDA for the Company’s business segments as reported in the Company’s annual report for such fiscal year, and the Earnout Payment to be made to DSM in respect thereof, calculated in accordance with Section 1.01(b) hereof.

(b)           Calculation of Earnout Payment. The payment to be made to DSM in respect of the Biologics Earnout EBITDA shall be calculated as follows (such payment, the “Earnout Payment”):

(i)            if the Biologics Earnout EBITDA is less than or equal to $80,000,000, then the Earnout Payment shall be $25,000,000;

(ii)            if the Biologics Earnout EBITDA exceeds $80,000,000 but is less than or equal to $98,000,000, then the Earnout Payment shall be an amount equal to $25,000,000, plus the product obtained by multiplying (A) $25,000,000, by (B) a fraction, the numerator of which is the amount by which the Biologics Earnout EBITDA exceeds $80,000,000, and the denominator of which is $18,000,000;

(iii)            if the Biologics Earnout EBITDA exceeds $98,000,000 but is less than or equal to $110,000,000, then the Earnout Payment shall be an amount equal to $50,000,000, plus the product obtained by multiplying (A) $10,000,000, by (B) a fraction, the numerator of which is the amount by which the Biologics Earnout EBITDA exceeds $98,000,000, and the denominator of which is $12,000,000;

(iv)            if the Biologics Earnout EBITDA exceeds $110,000,000 then the Earnout Payment shall be an amount equal to $60,000,000.

(c)           Disputes. If DSM disagrees with the Company’s calculation of the Biologics Earnout EBITDA or the Earnout Payment, DSM shall promptly, but in no event later than thirty (30) days after receiving the Earnout Statement (the “Earnout Review Period”), deliver to the Company written notice describing its dispute by specifying those items or amounts as to which DSM disagrees, together with DSM’s determination of such disputed items and amounts (an “Earnout Dispute Notice”). If DSM either gives notice that it agrees with the Company’s calculation set forth in the Earnout Statement or fails to deliver a Dispute Notice within the Earnout Review Period, the parties agree that the Earnout Statement shall be deemed to set forth the Biologics Earnout EBITDA and the Earnout Payment. If DSM delivers an Earnout Dispute Notice to the Company within the Earnout Review Period, DSM and the Company will use good faith efforts to resolve the dispute during the thirty (30)-day period (the “Earnout Resolution Period”) commencing on the date DSM delivers the Earnout Dispute Notice to the Company (and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule and evidence of such discussions shall not be admissible in any future proceedings between the parties). If the Company and DSM are not able to resolve all disputed items within the Earnout Resolution Period, then either party shall have the right to submit solely the items in dispute following the expiration of the Earnout Resolution Period to an internationally recognized independent accounting firm mutually acceptable to the Company and DSM (the “Accounting Firm”). The Accounting Firm shall be given reasonable access to all relevant records of the Company to calculate the items included in the Earnout Dispute Notice and still in dispute at the end of the Earnout Resolution Period. Each of the Company and DSM will be afforded an opportunity to present to the Accounting Firm any material reasonably relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm; provided, that copies of any materials provided to the Accounting Firm shall be contemporaneously delivered to the other party and the other party or its Representatives shall be given a reasonable opportunity to participate in any such discussions with the Accounting Firm. The Accounting Firm shall be permitted to submit questions to or request additional information from each party to the extent reasonably related to its determination of the matters in dispute. The Accounting Firm shall calculate, based solely on the written submissions of the Company, on the one hand, and DSM, on the other hand, and not by independent investigation, the items included in the Earnout Dispute Notice and still in dispute at the end of the Earnout Resolution Period, and shall be instructed that its calculation (A) must be made in accordance with the Adjusted EBITDA for the Company’s business segments as reported on the Company’s annual report for such fiscal year, and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by DSM in the Earnout Dispute Notice and by the Company in the Earnout Statement. The Accounting Firm shall submit such calculation to DSM and the Company as soon as practicable, but in any event within thirty (30) days after all issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of the Biologics Earnout EBITDA and the Earnout Payment, as set forth in a written notice delivered to the Company and DSM by the Accounting Firm in accordance with this Agreement, will be binding and conclusive on the parties. The Company shall pay the fees and expenses of such Accounting Firm.

(d)           In connection with DSM’s review of the Earnout Statement, the Company shall (i) provide reasonable access, during normal business hours and upon reasonable notice, to its employees and all work papers, schedules, memoranda and other documents prepared or reviewed by the Company or any of its employees, accountants or other Representatives (as such term is defined in the Contribution Agreement) during the course of DSM’s review which are reasonably relevant to the Earnout Statement (which access shall be provided promptly after request by DSM or its Representatives) and (ii) use its reasonable best efforts to cause the Company’s independent accountant to communicate and cooperate with DSM and its Representatives with respect to such review; provided, however, that the accountants of the Company shall not be obliged to make any work papers available to DSM or its Representatives except in accordance with such accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(e)           The process set forth in Section 1.01(c) shall be the exclusive remedy of the parties for any disputes related to the Biologics Earnout EBITDA and the Earnout Payment.

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(f)           Upon final determination of the Earnout Payment in accordance with Section 1.01(c), the Company shall pay (or cause to be paid) the Earnout Payment within ten (10) days of such determination, by wire transfer in cash of immediately available funds to an account designated by DSM. Notwithstanding the foregoing, if payment of such amount (i) cannot be satisfied in a single cash lump sum payment from then available cash and cash equivalents of the Company and its subsidiaries without having a material adverse effect on the financial condition of the Company and its subsidiaries, taken as a whole, or (ii) would breach or violate any applicable restrictions of any credit agreement or other agreement in respect of Company indebtedness to which the Company or any of its subsidiaries is a party as of the date of this Agreement without giving effect to any subsequent amendment, restatement, supplement, refinancing, restructuring, extension, replacement (whether or not upon termination and whether with the original lenders or otherwise) or other modification thereof (collectively, the “Existing Debt Restrictions”), in each case in the reasonable determination of the Company’s board of directors, then in lieu of the foregoing cash payment to DSM, the Company shall issue a promissory note to DSM in the principal amount equal to the Earnout Payment, bearing interest at a rate of 9.75% per annum compounded semi-annually, which note shall be payable in equal installments over no longer than two (2) years (or, in the case the foregoing clause (ii) applies, such earlier maturity date as shall not breach or violate any Existing Debt Restrictions).

(g)           Notwithstanding anything to the contrary herein, if the Company sells or otherwise disposes of the Biologics Business on a stand-alone basis to a third-party prior to the end of the Company’s 2020 fiscal year, the Company shall calculate the Biologics Earnout EBITDA by applying a 10.0% compounded annual growth rate to the Adjusted EBITDA attributable to the Biologics Business for the twelve-month period ending on the last day of the month immediately preceding the date of such sale or disposition. The Earnout Payment to be made to DSM in respect of such Biologics Earnout EBITDA shall be calculated in accordance with Section 1.01(b) hereof and shall be paid in accordance with Section 1.01(f).

(h)           During the period between the date hereof and payment of the Earnout Payment in accordance with the terms of this Agreement, the Company will act in good faith to: (i) operate the Biologics Business in a manner consistent with its ordinary course of business and as a distinct division or financial reporting segment, with separate books and records maintained in accordance with GAAP that are sufficient to allow independent verification of the specific Adjusted EBITDA contribution of the Biologics Business; and (ii) not enter into any transaction with the intent to adversely affect the determination of the Earnout Payment.

Section 1.02           Adjustments and Subsequent Events. Notwithstanding anything to the contrary herein, for the purpose of calculating the Earnout Payment, the term “Biologics Earnout EBITDA” shall mean the Adjusted EBITDA of the Company attributable to the entire Biologics Business, as constituted as of the date hereof, for the twelve-month period ending on (i) the last day of the 2020 fiscal year of the Company or (ii) in the case of the earlier sale or disposition of the Biologics Business, the last day of the month immediately preceding the date of such sale or disposition. The parties acknowledge and agree that, subject to Section 1.01(h), the determinations of Adjusted EBITDA attributable to the Biologics Business and the Biologics Earnout EBITDA hurdles set forth herein shall be adjusted in good faith by mutual agreement of the parties in order to account for (x) any changes in accounting rules, principles, methodologies or conventions implemented by the Company across all of its business segments and (y) any mergers, acquisitions, joint ventures, partial divestitures or other purchases of businesses or assets by the Company to the extent related to the Biologics Business, in each case, effected after the date hereof and prior to the end of the Company’s 2020 fiscal year or the earlier sale or disposition of the Biologics Business.

Section 1.03           Contribution Agreement. Upon the execution and delivery hereof, the Contribution Agreement shall be deemed to be amended and Section 2.4 thereof shall be deleted and shall be of no further force or effect.

Section 1.04           General Provisions.

(a)           Miscellaneous. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original. The terms of Article XI of the Contribution Agreement shall apply to this Agreement, as applicable.

(b)           Contribution Agreement in Effect. Except as specifically provided for in this Agreement, the Contribution Agreement shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above writtens.

PATHEON HOLDINGS COÖPERATIEF U.A.

By:	/s/ Daniel Agroskin
	Name:	Daniel Agroskin
	Title:	Managing Director

JLL PATHEON CO-INVESTMENT FUND, L.P.

By its general partner,
JLL Associates V (Patheon), L.P.

By its general partner,
JLL Associates G.P. V (Patheon), Ltd.

By:	/s/ Paul S. Levy
	Name:	Paul S. Levy
	Title:	Managing Director

KONINKLIJKE DSM N.V.

By:	/s/ Michael Wahl
	Name:	Michael Wahl
	Title:	Authorized Person

By:	/s/ Hugh Welsh
	Name:	Hugh Welsh
	Title:	President DSM NA

JLL/DELTA PATHEON HOLDINGS, L.P.

By its general partner,
JLL/DSM Patheon GP, Ltd.

By:	/s/ Michel Lagarde
	Name:	Michel Lagarde
	Title:	President